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Exhibit 3.1a

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                             OF GARTNER GROUP, INC.
                             a Delaware corporation
                    (originally incorporated on June 1, 1990
                   under the name "GGI Holding Corporation")



         This Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and Stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

                                    ARTICLE I

         The name of the corporation is Gartner Group, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         1. Authorized Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be designated common stock (the "Common Stock"), of which one hundred sixty-six million (166,000,000) shares shall be designated Common Stock, Class A (the "Class A Common Stock") and eighty-four million (84,000,000) shares shall be designated Common Stock, Class B (the "Class B Common Stock"). Five million (5,000,000 shares) shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series.

         Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

         2. Common Stock. The Class A Common Stock and the Class B Common Stock shall be
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identical in all respects, except as otherwise expressly provided herein, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be as follows:

         (a) Cash or Property Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this
Article IV, and except as otherwise provided for herein, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

         (b) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock, and whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

         (c) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of either class of Common Stock without at the same time making a proportionate subdivision or combination of the other class.

         (d) Voting. Voting power shall be divided between the classes and series of stock as follows:

         (i) With respect to the election of directors, holders of Class A Common Stock and holders of Voting Preferred Stock (as defined below), voting together, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Voting Preferred Stock shall have a number of votes in the election of the Class A Directors as specified in the resolution of the Board of Directors authorizing such Voting Preferred Stock. Holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). Each share of Class B Common Stock shall have one vote in the election of such directors. For purposes of this Section (2)(d) and Section
(2)(e) of this Article IV, references to the authorized number of members of the Board of Directors (or the remaining directors) shall not include any directors which the holders of any shares of Preferred Stock may have the right to elect upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time. For purposes of this Section (2)(d), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock, holders of Class B Common Stock and holders of Voting Preferred Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in this Section (2)(d)(i). "Voting Preferred Stock" means shares of each series of Preferred Stock upon which the right to vote for directors has been conferred in accordance with Section (3) of this Article IV, except for any right to elect directors which may be provided upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time.
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         (ii) Subject to the last sentence of this Section (2)(d)(ii), notwithstanding anything to the contrary contained in Section 2(d)(i) of this
Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group's Entitled Voting Percentage. For the purposes hereof, a person, entity or group's "Entitled Voting Percentage" at any time shall mean the percentage at such time of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group. For purposes of this Section (2)(d)(ii), a "beneficial owner" of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock. The provisions of this Section
(2)(d)(ii) shall be effective only following (A) the distribution by IMS Health Incorporated ("IMS HEALTH") to its stockholders of all of the Class B Common Stock owned by it, (B) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the terms of this Section
(2)(d)(ii) will not have any adverse effect on the private letter ruling issued by the IRS to IMS Health on April 14, 1999 and any other private letter ruling issued by the IRS to IMS Health or any predecessor or former parent of IMS Health and (C) the approval of the terms of this Section (2)(d)(ii) by the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation service on which the Common Stock is then listed or admitted for trading.

         (iii) Any Class A Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class A Common Stock and holders of Voting Preferred Stock, voting together as a class. Any Class B Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class B Common Stock, voting separately as a class.

         (iv) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (A) shall in all matters not otherwise specified in this Section (2)(d) of this Article IV vote together (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (B) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be excluded or overridden by a provision in the Certificate of Incorporation or as provided herein.

         (v) Except as set forth in this Section (2)(d) of this Article IV, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

         (e) Vacancies; Increase or Decreases in Size of the Board of Directors. Any vacancy in the
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office of a director created by the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of the Class B Common Stock or the holders of the Class A Common Stock and Voting Preferred Stock voting together as a class, as the case may be, may be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Class B Common Stock or Class A Common Stock and Voting Preferred Stock (or on behalf of whom that director was appointed), as the case may be, whose death, resignation or removal created the vacancy, unless there are no such directors, in which case such vacancy may be filled by the vote of the majority of the directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the By-laws. Any director elected by some or all of the directors to fill a vacancy shall hold office for the remainder of the full term of the director whose vacancy is being filled and until such director's successor shall have been elected and qualified unless removed and replaced pursuant to Section
(2)(d)(iii) of this Article IV and this Section (2)(e). All newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of directorships reserved for Class A Directors shall be 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) and the remaining directorships are reserved for Class B Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors established pursuant to Article V so as to maintain the number of directors in each class as nearly equal as possible.

         (f) Merger or Consolidation. In case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class A Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock may receive different kinds of shares of stock if the only difference in such shares is the inclusion of voting rights which continue the Special Voting Rights.

         (g) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

         3. Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the
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Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

                                    ARTICLE V

         The directors, other than those who may be elected solely by the holders of any class or series of Preferred Stock, if any, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class ("Class I") To hold office initially for a term expiring at the first annual meeting of stockholders to be held after the date this Article V becomes effective (the "Classified Board Effective Date"), another class ("Class II") to hold office initially for a term expiring at the second annual meeting of stockholders to be held after the Classified Board Effective Date, and another class ("Class III") to hold office initially for a term expiring at the third annual meeting of stockholders to be held after the Classified Board Effective Date, with the members of each class to hold office until their successors are elected and qualified. Directors elected by a class or series of stock, or if applicable, classes or series of stock voting together, shall be divided as evenly as possible, and shall be allocated by the Board of Directors, among Class I, Class II and Class III. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE VIII

         To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a
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director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on July 16, 1999.

                                        GARTNER GROUP, INC.


                                        By:
                                                 Michael D. Fleisher
                                                 Executive Vice President and
                                                 Chief Financial Officer